EXHIBIT 99.1

Boston Life Sciences Names Peter Savas as Board Chairman and Chief Executive Officer

BOSTON, Sep 8, 2004 — Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that Mr. Peter Savas has joined as Chairman of the Board and Chief Executive Officer. Mr. Savas brings 20 years of experience in the development and commercialization of life science related products and services. Prior to joining Boston Life Sciences, Mr. Savas served as CEO of Aderis Pharmaceutical where he completed a $45 million equity financing and strengthened its corporate partnerships, board of directors, management team and scientific advisory board.

“Peter’s experience and skill in raising capital, building collaborative relationships and product marketing will be invaluable to the Company,” stated Dr. Robert Langer, who has served as interim Chairman.

“I am pleased to join Boston Life Sciences at a pivotal stage in its evolution. With Altropane currently in Phase III and Axosine poised to begin Phase I, the Company is positioned to achieve important milestones over the next eighteen months,” stated Mr. Savas.

Boston Life Sciences, Inc. (BLSI) is a development stage biotechnology company engaged in the research and clinical development of novel therapeutic and diagnostic products for central nervous system diseases and cancer. The company’s product pipeline include: ALTROPANE(R), AXOSINE(TM), FLUORATEC(TM) and Troponin I.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as the expected timing and results of clinical trials (including the timing of the initiation of the Phase I Axosine study), achievements and milestones, schedules of IND, NDA and all other regulatory submissions and the possible approval of products. All such forward-looking statements involve substantial risks and uncertainties, and actual results may vary materially from these statements. Factors that may affect future results include: the availability and adequacy of financial resources, delays in the regulatory or development processes, results from clinical and pre-clinical trials, regulatory decisions, market acceptance of the Company’s products, the ability to obtain intellectual property protection, the outcome of discussions with potential partners and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

SOURCE: Boston Life Sciences, Inc.

Corporate:

Boston Life Sciences, Inc.

Joseph Hernon, 617-425-0200

Chief Financial Officer

jhernon@bostonlifesciences.com